EXHIBIT 2


                                     AMENDED
                      AGREEMENT AND PLAN OF REORGANIZATION


          THIS AMENDED AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 22, 1997, by and among Pinnacle Bankshares Corporation, a proposed bank holding company organized under the laws of Virginia, with its principal office in Altavista, Virginia (the "Holding Company"), The First National Bank of Altavista, a national banking corporation organized under the laws of the United States of America, with its Main Office in Altavista, Virginia (the "Bank") and Pinnacle Bank, N.A., an interim national bank being organized under the laws of the United States of America, with its Main Office in Altavista, Virginia, established for the purpose of effectuating the reorganization of the Bank under a bank holding company structure (the "Receiving Bank"). The Holding Company, the Bank and the Receiving Bank shall be collectively referred to as the "Constituent Corporations."

                                   WITNESSETH:

          WHEREAS, the Constituent Corporation originally entered into the Agreement and Plan of Reorganization as of January 22, 1997, and each Constituent Corporation desires to amend and restate such original agreement in order to comply with the requirements of the Office of Comptroller of the Currency (the "OCC").

          WHEREAS, the original agreement as amended and restated herein shall be referred to herein as the "Agreement".

          WHEREAS, the respective boards of directors of the Constituent Corporations consider the merger of the Bank into the Receiving Bank, so that the Bank will become and be a wholly-owned subsidiary of the Holding Company (the "Merger"), to be in the respective best interests of the Constituent Corporations and their shareholders. To that end, each such board has approved this Agreement, as such shall or may be amended hereinafter in accordance herewith.

          WHEREAS, the Holding Company has initiated steps to establish the Receiving Bank by making application to the OCC.

           WHEREAS, the Bank has total capital of $12,657,000, comprised of 239,675 shares of common stock, par value $2.00 per share, with $479,000 in its stated capital account, paid-in surplus of $2,016,000, undivided profits, including capital reserves, of $10,174,000, and unrealized losses on securities available for sale of $12,000 as of December 31, 1996, and the Receiving Bank, which is an interim national bank in the process of formation, and which prior to the Effective Date will have total capital of $120,000, comprised of 50,000 shares of common stock, par value $2.00 per share, with $100,000 in its stated capital account and paid-in surplus of $20,000, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215(a)), witnessed as follows:

          NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Constituent Corporations agree as follows:

          1. THE MERGER. At the Effective Date of the Merger (as hereinafter defined), the Bank shall be merged with and into the Receiving Bank, which shall be the surviving or continuing corporation, under the Articles of Association of the Receiving Bank. The Merger shall be pursuant to the provisions of 12 U.S.C.
Section 215a and with the effect specified in that section.

          2. NAME; ARTICLES OF ASSOCIATION; BYLAWS; OFFICES. At the Effective Date, the name of the Receiving Bank (herein referred to as the "Continuing Bank" whenever reference is made to it as of the Effective Date or thereafter) shall be changed to The First National Bank of Altavista, and the Articles of Association and Bylaws of the Receiving Bank shall become and be the Articles of Association and Bylaws of the Continuing Bank. As of the Effective Date, the Articles of Incorporation of the Holding Company shall be amended and restated in substantially the form attached as Appendix I hereto. The main office and branches of the Bank immediately prior to the Merger shall become the main office and branches of the Continuing Bank

          3. CONVERSION OF SHARES. Upon, and by reason of, the Merger becoming effective pursuant to the issuance of a merger approval, or other corresponding order, by the OCC (the "Effective Date"), no cash shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

                    Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall be automatically exchanged for three shares of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equivalent number of shares of Holding Company Common Stock after multiplying by a factor of three (the "Exchange Ratio"). As soon a practicable thereafter, the Holding Company will issue new stock certificates representing Holding Company Common Stock received in the Merger adjusted in accordance with the Exchange Ratio. Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing the Exchange Ratio adjusted shares of Holding Company Common Stock, but shareholders will not be required to surrender their Bank stock certificates.

            4. CAPITAL, ASSETS AND LIABILITIES OF THE BANK AND RECEIVING BANK.

               (a) Prior to the Effective Date, the Holding Company shall have acquired 50,000 shares of Receiving Bank Common Stock, par value $2.00 per share, for $120,000, such that the Receiving Bank's stated capital account shall be $100,000 with paid-in surplus of $20,000. The Holding Company shall arrange to draw upon a line of credit provided by one of the Bank's correspondent banks at the then current market rate in order to capitalize the Receiving Bank. The Holding Company shall not draw upon the line of credit until five business days before the Effective Date. Such initial capital of the Receiving Bank shall not be retained in the Continuing Bank subject to the effectiveness of the Merger as set forth in 4(b) below. Such line of credit borrowings will be repaid immediately after the Effective Date of the Merger from funds provided by a special dividend from the Continuing Bank to the Holding Company as set forth in 4(b) immediately below.

               (b) At the Effective Date, by virtue of and simultaneous with the Merger and without any action on the part of the Constituent Corporations, each share of the Bank Common Stock issued and outstanding immediately prior to the Effective Date and received by the Holding Company as set forth above in Section 3 above shall be converted into one share of Continuing Bank Common Stock. In addition, simultaneous with the effectiveness of this conversion of Bank Common Stock into Continuing Bank Common Stock, the Continuing Bank shall pay a special dividend to the Holding Company in the amount of $120,000, representing the original consideration paid by the Holding Company for the 50,000 shares of Receiving Bank Common Stock and, in turn, the Holding Company shall cancel the certificates representing such previously outstanding shares. By virtue of the Bank's merger into the Continuing Bank, the Continuing Bank's capital structure shall be identical to that of the Bank immediately prior to the Effective Date, such that the Continuing Bank's capital shall be as follows: 239,675 shares of Common Stock, par value $2.00 per share, issued and outstanding for total stated capital of $479,000, paid-in surplus of $2,016,000, and undivided profits, including capital reserves, of $10,174,000, and unrealized losses on securities available for sale of $12,000; adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between December 31, 1996, and the Effective Date of the Merger.

               (c) All assets of the Bank as they exist at the Effective Date of the Merger shall pass to and vest in the Continuing Bank without any conveyance or other transfer. Thus, at the Effective Date, the Continuing Bank shall have on hand identical assets as reflected in the Bank's latest audited financial reports as of December 31, 1996, as adjusted, however, for normal earnings, expenses and other operations in the normal course between December 31, 1996, and the Effective Date. In addition, all of the liabilities of every kind and description of the Bank existing as of the Effective Date shall pass to, vest in and be assumed by the Continuing Bank without any conveyance or other transfer thereof. The President and Cashier and such additional officers as the board of directors of each bank at the time of the Merger shall have satisfied themselves that the statement of condition of each bank as of the Effective Date fairly presents its financial condition and since such date there has been no material adverse change in the financial condition or business of either bank.

          5. BOARD OF DIRECTORS; OFFICERS. (a) At the Effective Date, the boards of directors of the Bank and the Holding Company shall continue to serve as the directors of the Continuing Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

               (b) At the Effective Date, the respective officers of the Continuing Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

          6. RIGHTS OF DISSENTING SHAREHOLDERS. Shareholders of the Bank who dissent from the Merger will [ ] be entitled to the dissenters' rights and remedies set forth in the provisions of 12 U.S.C Section 215a.

          7. CONDITIONS TO THE MERGER. Consummation of the Merger is conditioned upon (i) the approval of this Agreement, which shall include any subsequent amendments authorized hereinbelow, by the affirmative vote of the shareholders owning more than two-thirds of the outstanding shares of common stock of the Bank and the Receiving Bank, respectively, at meetings to be held on the call of their respective boards of directors, (ii) the receipt of the required regulatory approvals, (iii) the receipt of an opinion of counsel as to the tax-free nature of the transaction, and (iv) such amendments or modifications to this Agreement as may be requested or required by the OCC or any other regulatory agency for the transactions contemplated herein to be accomplished, as approved by the boards of directors of the Constituent Corporations. Upon the satisfaction of the foregoing conditions, the Merger shall become effective at the time specified in a Certificate of Merger to be issued by the Comptroller of the Currency approving the Merger.

          8. TERMINATION. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Receiving Bank or the Bank prior to the approval of the Agreement by the shareholders of such party or by the mutual consent of the respective boards of directors of the Receiving Bank and the Bank after any shareholder group has taken the requisite affirmative action. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank, the Receiving Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

          WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Cashier or Secretary, pursuant to duly authorized resolutions of its Board of Directors.


ATTEST:                              PINNACLE BANKSHARES CORPORATION
                                     (in formation)


/s/ Dawn P. Crusinberry              By: /s/ Robert H. Gilliam, Jr.
-------------------------------          --------------------------
Secretary                                Robert H. Gilliam, Jr.
Pinnacle Bankshares Corporation          President and Chief Executive Officer


(Company Seal)

ATTEST:                                  THE FIRST NATIONAL BANK OF ALTAVISTA



/s/ Dawn P. Crusinberry                  By: /s/ Robert H. Gilliam, Jr.
------------------------------------         --------------------------
Cashier                                      Robert H. Gilliam, Jr.
The First National Bank of Altavista         President


(Bank Seal)





ATTEST:                                  PINNACLE BANK, N.A.
                                         (in formation)


/s/ Dawn P. Crusinberry                  By: /s/ Robert H. Gilliam, Jr.
-----------------------                      --------------------------
Cashier                                      Robert H. Gilliam, Jr.
Pinnacle Bank, N.A.                          President



(Bank Seal)

                                                                    APPENDIX I



                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                         PINNACLE BANKSHARES CORPORATION


                                     I. NAME


        The name of the Corporation is Pinnacle Bankshares Corporation.


                                   II. PURPOSE

         The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.


                               III. CAPITAL STOCK

         Section 1. The Corporation shall have authority to issue three million (3,000,000) shares of Common Stock, par value $3.00 per share.

         Section 2. Subject to the provisions of law, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in much amounts as the Board of Directors may deem advisable.

         Section 3. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

         Section 4. The holders of Common Stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.

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


                            IV. NO PREEMPTIVE RIGHTS

         No holder of capital stock of the corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.


                                  V. DIRECTORS

         Section 1. The Board of Directors shall consist of a minimum of three (3) and a maximum of fifteen (15) individuals, and the number of directors may be fixed or changed from time to time within such range by the Board of Directors.

         Section 2. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III as nearly equal in number as possible. Directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1998 annual meeting of the shareholders; directors of the second class (Class II) shall be elected for a term expiring at the 1999 annual meeting of the shareholders, and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2000 annual meeting of shareholders. The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

         Section 3. Directors of the Corporation may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

         Section 4. If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders. In such event, the successor elected by the stockholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected. Vacancies resulting from the increase in the number of directors shall be filled in the same manner.


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



                VI. SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

         Any amendment of the Corporation's Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all or substantially all the Corporation's assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.


                   VII. LIMIT ON LIABILITY AND INDEMNIFICATION

         Section 1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

         Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

         Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in
Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

         Section 4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

         Section 5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

         Section 6. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

         Section 7. Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation,
(iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

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